Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

FOR IMMEDIATE RELEASE
Date: February 7, 2011
From: Jeffrey T. Bowman
Chief Executive Officer                                 __________________________________________________________________________________________________

Crawford Reports Record 2010 Fourth Quarter Revenues
2010 Annual Results Improve
Net Income Increases 67% in 2010 Fourth Quarter
Board Declares Quarterly Dividend

Crawford & Company (www.crawfordandcompany.com) (NYSE: CRDA and CRDB), the world's largest independent provider of claims management solutions to insurance companies and self-insured entities, today announced its financial results for the year and fourth quarter ended December 31, 2010.

Consolidated Results
Fourth quarter 2010 consolidated revenues before reimbursements totaled a new quarterly record of $301.5 million, an increase of 26% over $238.4 million in the 2009 fourth quarter. Fourth quarter 2010 net income attributable to Crawford & Company was $14.8 million, increasing 67% over $8.9 million in the 2009 fourth quarter. Fourth quarter 2010 diluted earnings per share was $0.28 compared to diluted earnings per share of $0.17 in the prior-year quarter, an increase of 65%.

Full year consolidated revenues before reimbursements totaled more than $1.0 billion for 2010, increasing $60.5 million from 2009. Net income attributable to Crawford & Company in 2010 was $28.3 million, compared to a net loss in 2009 of $(115.7) million. Full year 2010 diluted earnings per share was $0.53, compared to a loss per share of $(2.23) in the prior year.

During the 2010 fourth quarter, the Company recorded an additional net $3.5 million goodwill impairment charge related in part to additional consideration paid for the purchase of Broadspire Management Services, Inc. This was in addition to the $7.3 million goodwill impairment charge recorded in the 2010 second quarter for related issues. Excluding the impairment charges, 2010 fourth quarter and full-year net income attributable to Crawford & Company would have been $17.8 million and $38.2 million, respectively, and diluted earnings per share would have been $0.33 and $0.72, respectively.

The 2009 net loss attributable to Crawford & Company includes a non-cash impairment charge of $140.9 million, primarily related to the write-down of goodwill in the Company's Broadspire segment. Excluding the non-cash impairment charge, 2009 net income attributable to Crawford & Company would have been $25.2 million and diluted earnings per share would have been $0.48.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Diluted earnings (loss) per share and the related non-GAAP adjusted diluted earnings per share, including the required reconciliation for the impact of the goodwill impairment charges, is set out in the table below:

	Fourth Quarter	Fourth Quarter	Full Year	Full Year
	2010	2009	2010	2009
Reported diluted earnings (loss) per share	$0.28	$0.17	$0.53	$(2.23)
Add: Goodwill impairment charge	0.05	—	0.19	2.71
Adjusted diluted earnings per share on a non-GAAP basis	$0.33	$0.17	$0.72	$0.48

Mr. Jeffrey T. Bowman, chief executive officer of Crawford & Company, stated, “Overall, the strength of our results for the quarter and year reflect strong performance in our Legal Settlement Administration and International Operations segments. We also benefited from our ongoing efforts in cost control, which have reduced our selling, general and administrative expense by 3% year-over-year. Revenues and operating earnings in our Legal Settlement Administration segment increased sharply during the second half of the year due primarily to our engagement in the Gulf Coast Claims Facility (GCCF) special project. We continue to have a substantial backlog of awarded projects in this segment and expect the special project activity to continue into the second quarter of 2011."

2010 Segment Results For the Fourth Quarter and Full Year

International Operations
Fourth quarter 2010 revenues before reimbursements for the International Operations segment increased 11% to $114.8 million from $103.7 million for the same period in 2009. During the 2010 fourth quarter compared to the 2009 fourth quarter, the foreign exchange rate impact was insignificant. International Operations operating expenses for the 2010 fourth quarter increased by $8.3 million in U.S. dollars, a 9% increase compared to the 2009 period. Operating earnings increased to $13.2 million in the 2010 fourth quarter, up 26% from last year's fourth quarter operating earnings of $10.4 million, due primarily to weather-related claim surges in our Canadian and Asia-Pacific operating regions. The related operating margin was 12% in the 2010 fourth quarter, increasing from 10% in the 2009 fourth quarter.

Revenues before reimbursements from our International Operations segment totaled $430.7 million for 2010, a 10% increase from $391.7 million in 2009. During 2010 the U.S. dollar weakened against most major foreign currencies, resulting in a positive exchange rate impact to revenues of $24.9 million on this segment’s revenues from 2009 to 2010. Excluding the positive impact of exchange rate changes, International Operations revenues would have been $405.8 million in 2010. International Operations operating earnings increased to $34.9 million in 2010, an increase of 3% from 2009 operating earnings of $33.8 million. The operating margin declined from 9% in 2009 to 8% in 2010.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

U.S. Property & Casualty
U.S. Property & Casualty revenues before reimbursements were $45.2 million in the fourth quarter of 2010, a slight increase from $44.9 million in the 2009 fourth quarter, due primarily to higher catastrophe-related revenues. Revenues generated by the Company's catastrophe adjuster group were $5.2 million in the 2010 fourth quarter, increasing from $3.7 million in the 2009 period. U.S. Property & Casualty recorded an operating loss in the 2010 fourth quarter of $(0.5) million, or an operating margin of (1)%, compared to operating earnings of $1.6 million, or 4% of revenues in the 2009 fourth quarter. This loss was primarily the result of higher operating expenses during the 2010 fourth quarter.

U.S. Property & Casualty revenues before reimbursements decreased 8% to $190.0 million in 2010 compared to $207.5 million in 2009. Operating earnings decreased from $18.7 million in 2009 to $11.5 million in 2010, representing an operating margin of 6% in 2010 compared to 9% in 2009.

Broadspire
Revenues before reimbursements from the Broadspire segment were $60.7 million in the 2010 fourth quarter, a decline of 14% from $70.6 million in the 2009 quarter. Broadspire had an operating loss of $(6.9) million in the 2010 fourth quarter, or (11)% of revenues, compared to operating earnings of $2.1 million, or 3% of revenues, in the prior-year period. This decline was primarily due to lower workers' compensation claim referrals as a result of lower U.S. employment levels, the bankruptcy of a major client, the impact of a previously-announced 2009 nonrenewal of a major contract within the segment, and certain nonrecurring expenses during the 2010 fourth quarter.

Broadspire segment revenues before reimbursements decreased 15% to $245.5 million in 2010 compared to $288.7 million in 2009. Broadspire recorded an operating loss of $(11.7) million, or (5)% of segment revenues before reimbursements in 2010 compared to an operating loss of $(1.6) million, or (1)% of segment revenues before reimbursements in 2009.

Legal Settlement Administration
Legal Settlement Administration revenues before reimbursements were $80.8 million in the 2010 fourth quarter, a fourfold increase compared to $19.2 million in the 2009 quarter, primarily due to its engagement in the GCCF special project as well as strong bankruptcy administration and securities class action caseloads. Operating earnings were $27.8 million in the fourth quarter, or 34% of revenues, compared to $3.2 million, or 17% of revenues, in the prior-year period. The segment's awarded project backlog totaled a record of approximately $90.0 million at December 31, 2010, compared to approximately $55.0 million at December 31, 2009.

Legal Settlement Administration revenues before reimbursements for the year doubled in 2010 to $164.2 million, compared to $82.0 million in 2009. Legal Settlement Administration operating earnings were $47.7 million, increasing 263% from $13.1 million in 2009, with the related operating margin increasing from 16% in 2009 to 29% in 2010.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Balance Sheet and Cash Flow
Crawford & Company's consolidated cash and cash equivalents position as of December 31, 2010 totaled $93.5 million compared to $70.4 million at December 31, 2009, reflecting borrowings held at year end 2010 that were used to make a $20 million contribution to the frozen U.S. defined benefit pension plan in January 2011.

The Company generated $26.2 million of cash from operations during 2010, compared with $51.7 million during 2009. The $25.5 million decrease was due primarily to higher contributions to the Company's frozen U.S. defined benefit pension plan. Crawford made accelerated contributions to this pension plan totaling $30 million during the fourth quarter of 2010 and an additional $20 million in January 2011. The contributions were funded through an additional $50 million borrowing under the Company's existing credit facility. Excluding the accelerated contribution of $30 million during the 2010 fourth quarter, operating cash flow for the year on a non-GAAP basis would have been $56.2 million.

Crawford & Company Board Declares Quarterly Dividend
On February 1, 2011, at its regular quarterly meeting, the Board of Directors of Crawford & Company declared a quarterly dividend of $0.02 per share on the Class A and Class B Common Stock, payable on March 22, 2011, to shareholders of record as of the close of business on March 7, 2011.

Management's Comments
Mr. Jeffrey T. Bowman, chief executive officer of Crawford & Company, stated, “Over the past four years, management has pursued our strategic initiatives by working to improve operating performance, reducing our pension obligations and reinstating a dividend. Our operating results for 2010 reflect the benefit of a diversified business portfolio. While we have demonstrated strength in our Legal Settlement Administration and International Operations, we continue to face challenges in our North American property & casualty business. In our Broadspire workers' compensation business, operating performance has been depressed by the general economic conditions, and specifically unemployment levels, in the United States."

He continued, "Importantly for our shareholders, the Company has delivered on its pledge four years ago to restore a dividend on our common stock as declared by our Board of Directors last week. The decision to restore the dividend was made possible both by improved operating results for the year and by progress made in addressing the Company's frozen U.S. defined benefit pension plan obligations during the fourth quarter of 2010 and in January 2011."

Regarding the Company's frozen pension plan, Mr. Bowman stated, "The $50 million in contributions made over that period to the funding of this frozen pension plan will benefit the Company in the future through increased financial flexibility and liquidity as the required pension contributions in the United States are significantly reduced over the next two years."

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Mr. Bowman concluded, “Crawford enters 2011 in a strengthened financial position, but with a number of operational challenges ahead. The hard work in 2010 on cost control and on our balance sheet positions us to make progress in addressing these operating challenges over the next 12 months. We regard the improvement of operating performance in our Broadspire and U.S. Property & Casualty businesses as our top priority for the coming year. ”

2011 Guidance
Crawford & Company is providing initial guidance for 2011 as follows:

•	Consolidated revenues before reimbursements between $990 million and $1.02 billion.

•	Consolidated operating earnings between $58.0 million and $63.0 million.

•	Consolidated cash provided by operating activities between $30.0 and $35.0 million.

•
After reflecting stock-based compensation expense, net corporate interest expense, customer-relationship intangible asset amortization expense, and income taxes, net income attributable to Crawford & Company between $25.0 million and $28.0 million, or $0.46 to $0.52 diluted earnings per share.

Crawford & Company's management will host a conference call with investors on Monday, February 7, 2011 at 3:00 p.m. EST to discuss earnings and other developments. The call will be recorded and available for replay through February 14, 2011. You may dial 1-800-642-1687 (706-645-9291 international) to listen to the replay. The access code is 38399880. Alternatively, please visit our web site at www.crawfordandcompany.com for a live audio web cast and related financial presentation.

Further information regarding the Company's financial position, operating results, and cash flows for the quarter and year ended December 31, 2010 is shown on the attached unaudited condensed consolidated financial statements.

In the normal course of business, our operating segments incur certain out-of-pocket expenses that are thereafter reimbursed by our clients. Under GAAP, these out-of-pocket expenses and associated reimbursements are reported as revenues and expenses, respectively, in our consolidated results of operations. In the foregoing discussion and analysis of segment results of operations, we do not include a gross up of segment revenues and expenses for these pass-through reimbursed expenses. The amounts of reimbursed expenses and related revenues offset each other in our results of operations with no impact to our net income (loss) or operating earnings (loss). A reconciliation of revenues before reimbursements to consolidated revenues determined in accordance with GAAP is self-evident from the face of the accompanying unaudited condensed consolidated statements of operations.

Operating earnings is the primary financial performance measure used by our senior management and chief operating decision maker (“CODM”) to evaluate the financial performance of our operating segments and make resource allocation decisions. Unlike net income, our operating earnings measure is not a standard performance measure found in GAAP. However, since it is our segment measure of profitability presented in conformity with the Financial Accounting Standards Board's (“FASB”) Accounting Standards Codification (“ASC”) Topic 280 “Segment Reporting,” it is not considered a non-GAAP financial measure requiring reconciliation pursuant to Securities and Exchange Commission (“SEC”) guidance contained in Regulation G and Item 10(e) of Regulation S-K. We believe this measure is useful to others in that it allows them to evaluate segment operating performance using the same criteria our management and CODM use. Operating earnings represent segment earnings excluding income tax expense, net corporate interest expense, amortization of customer-relationship intangible assets, stock option expense, certain other gains and expenses, and certain unallocated corporate and shared costs. Net income or loss attributable to noncontrolling interests has also been removed from operating earnings.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Income tax expense, net corporate interest expense, amortization of customer-relationship intangible assets, and stock option expense are recurring components of our net income or loss, but they are not considered part of our segment operating earnings because they are managed on a corporate-wide basis. Income tax expense is based on statutory rates in effect in each of the jurisdictions where we provide services, and vary throughout the world. Net corporate interest expense results from capital structure decisions made by management and affecting the Company as a whole. Amortization expense relates to non-cash amortization expense of customer-relationship intangible assets resulting from business combinations. Stock option expense represents the non-cash costs generally related to stock options and employee stock purchase plan expenses which are not allocated to our operating segments. None of these costs relate directly to the performance of our services or operating activities and, therefore, are excluded from segment operating earnings in order to better assess the results of each segment's operating activities on a consistent basis.

Certain other gains and expenses may arise from events (expenses related to restructurings, losses on subleases, and goodwill impairment charges) that are not allocated to any particular segment since they historically have not regularly impacted our performance and are not expected to impact our future performance on a regular basis.

Following is a reconciliation of segment operating earnings (loss) to net income (loss) attributable to Crawford & Company on a GAAP basis and the related margins as a percentage of revenues before reimbursements for all periods presented (in thousands, except percentages):

	Quarter ended				Year ended
	December 31, 2010	% Margin	December 31, 2009	% Margin	December 31, 2010	% Margin	December 31, 2009	% Margin
Operating Earnings (Loss):
U.S. property & casualty	$(452)	(1)%	$1,597	4%	$11,512	6%	$18,727	9%
International operations	13,210	12%	10,447	10%	34,894	8%	33,786	9%
Broadspire	(6,948)	(11)%	2,129	3%	(11,712)	(5)%	(1,602)	(1)%
Legal settlement administration	27,844	34%	3,219	17%	47,661	29%	13,130	16%
Unallocated corporate and shared costs	(4,320)	(1)%	(2,566)	(1)%	(6,671)	(1)%	(10,714)	(1)%
Deduct:
Restructuring and other costs	—	—%	(2,244)	(1)%	(4,650)	(0)%	(4,059)	(0)%
Goodwill impairment	(3,485)	(1)%	—	—%	(10,788)	(1)%	(140,945)	(15)%
Stock option expense	(175)	(0)%	(218)	(0)%	(761)	(0)%	(914)	(0)%
Amortization expense	(1,499)	(0)%	(1,500)	(1)%	(5,995)	(1)%	(5,994)	(1)%
Net corporate interest expense	(3,270)	(1)%	(3,915)	(2)%	(15,002)	(1)%	(14,166)	(1)%
Income taxes	(5,774)	(2)%	1,958	1%	(9,712)	(1)%	(2,618)	(0)%
Net income attributable to non-controlling interests	(320)	0%	(38)	0%	(448)	0%	(314)	0%
Net income (loss) attributable to Crawford & Company	$14,811	5%	$8,869	4%	$28,328	3%	$(115,683)	(12)%

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD ATLANTA, GEORGIA 30319 (404) 300-1000

Based in Atlanta, Georgia, Crawford & Company (www.crawfordandcompany.com) is the world's largest independent provider of claims management solutions to the risk management and insurance industry as well as self-insured entities, with a global network of more than 700 locations in more than 100 countries. The Crawford System of Claims SolutionsSM offers comprehensive, integrated claims services, business process outsourcing and consulting services for major product lines including property and casualty claims management; workers' compensation claims and medical management, and legal settlement administration. The Company's shares are traded on the NYSE under the symbols CRDA and CRDB.

This press release contains forward-looking statements, including statements about the financial condition, results of operations and earnings outlook of Crawford & Company. Statements, both qualitative and quantitative, that are not historical facts may be “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from historical experience or Crawford & Company's present expectations. Accordingly, no one should place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Crawford & Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise or not arise after the date the forward-looking statements are made. For further information regarding Crawford & Company, including factors that could cause our actual financial condition, results or earnings to differ from those described in any forward-looking statements, please read Crawford & Company's reports filed with the SEC and available at www.sec.gov or in the Investor Relations section of Crawford & Company's website at www.crawfordandcompany.com.

FOR FURTHER INFORMATION REGARDING THIS PRESS RELEASE, PLEASE CALL BRUCE SWAIN AT (404) 300-1051.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In Thousands, Except Earnings Per Share Amounts and Percentages)

Three Months Ended December 31	2010	2009	% Change

Revenues:

Revenues Before Reimbursements	$301,477	$238,369	26%
Reimbursements	23,175	19,050	22%
Total Revenues	324,652	257,419	26%

Costs and Expenses:

Costs of Services Before Reimbursements	220,721	175,540	26%
Reimbursements	23,175	19,050	22%
Total Costs of Services	243,896	194,590	25%

Selling, General, and Administrative	53,096	49,721	7%
Corporate Interest Expense, Net	3,270	3,915	(16)%
Goodwill Impairment Charge	3,485	—	nm
Restructuring and Other Costs	—	2,244	nm

Total Costs and Expenses	303,747	250,470	21%

Income Before Income Taxes	20,905	6,949	201%
Provision (Benefit) for Income Taxes	5,774	(1,958)	395%

Net Income	15,131	8,907	70%

Less: Net Income Attributable to Noncontrolling Interests	320	38	742%

Net Income Attributable to Crawford & Company	$14,811	$8,869	67%

Earnings Per Share - Basic	$0.28	$0.17	65%
Earnings Per Share - Diluted	$0.28	$0.17	65%

Weighted-average Shares Used in Calculating:
Basic Earnings Per Share	52,854	52,053
Diluted Earnings Per Share	53,801	52,902
nm = not meaningful

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In Thousands, Except Earnings Per Share Amounts and Percentages)

Year Ended December 31	2010	2009	% Change

Revenues:

Revenues Before Reimbursements	$1,030,417	$969,868	6%
Reimbursements	80,384	78,334	3%
Total Revenues	1,110,801	1,048,202	6%

Costs and Expenses:

Costs of Services Before Reimbursements	758,863	713,991	6%
Reimbursements	80,384	78,334	3%
Total Costs of Services	839,247	792,325	6%

Selling, General, and Administrative	202,626	209,458	(3)%
Corporate Interest Expense, Net	15,002	14,166	6%
Goodwill Impairment Charge	10,788	140,945	(92)%
Restructuring and Other Costs	4,650	4,059	15%

Total Costs and Expenses	1,072,313	1,160,953	(8)%

Income (Loss) before Income Taxes	38,488	(112,751)	134%
Provision for Income Taxes	9,712	2,618	271%

Net Income (Loss)	28,776	(115,369)	125%

Less: Net Income Attributable to Noncontrolling Interests	448	314	43%

Net Income (Loss) Attributable to Crawford & Company	$28,328	$(115,683)	124%

Earnings (Loss) Per Share - Basic	$0.54	$(2.23)	124%
Earnings (Loss) Per Share - Diluted	$0.53	$(2.23)	124%

Weighted-average Shares Used in Calculating:
Basic Earnings (Loss) Per Share	52,664	51,830
Diluted Earnings (Loss) Per Share	53,234	51,830

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY
SUMMARY RESULTS BY OPERATING SEGMENT
Three Months Ended December 31
Unaudited
(In Thousands, Except Percentages)

	U.S. Property & Casualty		%	International		%	Broadspire		%	Legal Settlement Administration		%
	2010	2009	Change	2010	2009	Change	2010	2009	Change	2010	2009	Change

Revenues Before Reimbursements	$45,172	$44,906	1%	$114,818	$103,717	11%	$60,670	$70,563	(14)%	$80,817	$19,183	321%

Compensation & Benefits	28,982	29,106	(0)%	73,417	69,294	6%	37,719	38,722	(3)%	20,149	8,597	134%
% of Revenues Before Reimbursements	64%	65%		64%	67%		62%	55%		25%	45%

Expenses Other than Reimbursements,
Compensation & Benefits	16,642	14,203	17%	28,191	23,976	18%	29,899	29,712	1%	32,824	7,367	346%
% of Revenues Before Reimbursements	37%	31%		24%	23%		49%	42%		41%	38%

Total Operating Expenses	45,624	43,309	5%	101,608	93,270	9%	67,618	68,434	(1)%	52,973	15,964	232%

Operating (Loss) Earnings (1)	$(452)	$1,597	(128)%	$13,210	$10,447	26%	$(6,948)	$2,129	(426)%	$27,844	$3,219	765%
% of Revenues Before Reimbursements	(1)%	4%		12%	10%		(11)%	3%		34%	17%
Year Ended December 31
Unaudited
(In Thousands, Except Percentages)

	U.S. Property & Casualty		%	International		%	Broadspire		%	Legal Settlement Administration		%
	2010	2009	Change	2010	2009	Change	2010	2009	Change	2010	2009	Change

Revenues Before Reimbursements	$190,029	$207,450	(8)%	$430,709	$391,749	10%	$245,496	$288,650	(15)%	$164,183	$82,019	100%

Compensation & Benefits	117,269	126,483	(7)%	287,045	267,514	7%	145,685	161,786	(10)%	54,596	35,859	52%
% of Revenues Before Reimbursements	62%	61%		67%	68%		59%	56%		33%	44%

Expenses Other than Reimbursements,
Compensation & Benefits	61,248	62,240	(2)%	108,770	90,449	20%	111,523	128,466	(13)%	61,926	33,030	87%
% of Revenues Before Reimbursements	32%	30%		25%	23%		46%	45%		38%	40%

Total Operating Expenses	178,517	188,723	(5)%	395,815	357,963	11%	257,208	290,252	(11)%	116,522	68,889	69%

Operating Earnings (Loss) (1)	$11,512	$18,727	(39)%	$34,894	$33,786	3%	$(11,712)	$(1,602)	(631)%	$47,661	$13,130	263%
% of Revenues Before Reimbursements	6%	9%		8%	9%		(5)%	(1)%		29%	16%
(1) A non-GAAP financial measurement which represents net income attributable to Crawford & Company excluding income tax expense, net corporate interest expense, amortization of customer-relationship intangible assets, stock option expense, certain other gains and expenses and certain unallocated overhead corporate and shared costs. See page 6 for a reconciliation of Operating Earnings to Net Income (Loss) computed in accordance with GAAP.

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
As of December 31, 2010 and December 31, 2009
(In Thousands, Except Par Values)

	Unaudited	*
	December 31	December 31
	2010	2009
ASSETS

Current Assets:
Cash and Cash Equivalents	$93,540	$70,354
Accounts Receivable, Net	142,521	139,215
Unbilled Revenues, at Estimated Billable Amounts	122,933	93,796
Prepaid Expenses and Other Current Assets	20,411	22,350

Total Current Assets	379,405	325,715

Property and Equipment	149,444	144,254
Less Accumulated Depreciation	(106,073)	(102,108)
Net Property and Equipment	43,371	42,146

Other Assets:
Goodwill	125,764	123,169
Intangible Assets Arising from Business Acquisitions, Net	97,881	104,409
Capitalized Software Costs, Net	55,204	50,463
Deferred Income Tax Assets	91,930	69,504
Other Noncurrent Assets	27,119	27,499
Total Other Assets	397,898	375,044

Total Assets	$820,674	$742,905

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Short-Term Borrowings	$—	$32
Accounts Payable	53,517	35,449
Accrued Compensation and Related Costs	90,590	70,871
Self-Insured Risks	15,094	18,475
Income Taxes Currently Payable	2,558	—
Deferred Income Taxes	17,146	—
Deferred Rent	15,750	15,777
Other Accrued Liabilities	31,097	31,541
Deferred Revenues	48,198	53,664
Mandatory Company Contributions due to Pension Plan	20,000	25,000
Current Installments of Long-Term Debt and Capital Leases	2,891	8,189

Total Current Liabilities	296,841	258,998

Noncurrent Liabilities:
Long-Term Debt and Capital Leases, Less Current Installments	220,437	173,061
Deferred Revenues	30,048	33,524
Self-Insured Risks	18,274	14,824
Accrued Pension Liabilities, Less Current Mandatory Contributions	145,030	187,507
Other Noncurrent Liabilities	14,813	13,705
Total Noncurrent Liabilities	428,602	422,621

Shareholders’ Investment:
Class A Common Stock, $1.00 par value	28,002	27,355
Class B Common Stock, $1.00 Par Value	24,697	24,697
Additional Paid-In Capital	32,348	29,570
Retained Earnings	168,791	140,463
Accumulated Other Comprehensive Loss	(164,322)	(165,403)
Total Crawford & Company Shareholders’ Investment	89,516	56,682

Noncontrolling Interests	5,715	4,604

Total Shareholders’ Investment	95,231	61,286

Total Liabilities and Shareholders' Investment	$820,674	$742,905
* derived from the audited Consolidated Balance Sheet

Press Release
CRAWFORD & COMPANY 1001 SUMMIT BOULEVARD, ATLANTA, GEORGIA 30319 (404) 300-1000

CRAWFORD & COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2010 and December 31, 2009
Unaudited
(In Thousands)

	2010	2009
Cash Flows From Operating Activities:
Net Income (Loss)	$28,776	$(115,369)
Reconciliation of Net Income (Loss) to Net Cash Provided By Operating Activities:
Depreciation and Amortization	30,599	31,010
Goodwill Impairment Charge	10,788	140,945
Deferred Income Taxes	2,710	463
Stock-Based Compensation	3,651	5,510
Loss on Disposals of Property and Equipment, Net	449	117
Changes in Operating Assets and Liabilities, Net of Effects of Acquisitions and Dispositions:
Accounts Receivable, Net	(372)	27,193
Unbilled Revenues, Net	(28,384)	12,481
Accrued or Prepaid Income Taxes	963	(7,782)
Accounts Payable and Accrued Liabilities	35,861	(16,749)
Deferred Revenues	(8,830)	(15,827)
Accrued Retirement Costs	(47,844)	(7,844)
Prepaid Expenses and Other Operating Activities	(2,200)	(2,484)
Net Cash Provided By Operating Activities	26,167	51,664

Cash Flows From Investing Activities:
Acquisitions of Property and Equipment	(13,473)	(9,886)
Proceeds from Disposals of Property and Equipment	51	135
Capitalization of Computer Software Costs	(14,306)	(14,823)
Additional Purchase Price Consideration for Acquisition of BMSI	(14,803)	—
Payments for Business Acquisitions, Net of Cash Acquired	—	(6,260)
Other Investing Activities	—	(335)
Net Cash Used In Investing Activities	(42,531)	(31,169)

Cash Flows From Financing Activities:
Shares Used to Settle Withholding Taxes Under Stock-Based Compensation Plans	(703)	(1,903)
Proceeds from Employee Stock-Based Compensation Plans	477	453
Increase in Short-Term Borrowings	33,965	39,336
Payments on Short-Term Borrowings	(33,960)	(57,622)
Proceeds from Long-Term Borrowings	50,575	—
Payments on Long-Term Debt and Capital Lease Obligations	(8,760)	(2,400)
Capitalized Loan Costs	(1,856)	(4,145)
Dividends Paid to Noncontrolling Interests	(218)	(274)
Net Cash Provided By (Used In) Financing Activities	39,520	(26,555)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	30	3,290

Increase (Decrease) in Cash and Cash Equivalents	23,186	(2,770)
Cash and Cash Equivalents at Beginning of Year	70,354	73,124
Cash and Cash Equivalents at End of Year	$93,540	$70,354